Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Risk factors – Risks related to our financial position”, “Management discussion and analysis of financial condition and results of operations”, and “Experts” and to the use of our report dated June 17, 2013 (except for paragraph 14 of Note 9, as to which the date is            , 2013), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-190608) and related Prospectus of Fate Therapeutics, Inc. dated on or about August 30, 2013 for the registration of shares of its common stock.

Ernst & Young LLP

San Diego, California

The foregoing consent is in the form that will be signed upon the completion of the 1 for 6.5 reverse stock split of the common stock of the Company described in paragraph 14 of Note 9 to the consolidated financial statements.

/s/ Ernst & Young LLP

San Diego, California

August 30, 2013